Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated November 15, 2005 (which reports (1) express an unqualified opinion on the financial statements and financial statement schedules and include explanatory paragraphs referring to the Company’s change in method of determining the cost of certain inventories and the Company’s change in method of accounting for its interests in variable interest entities, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), relating to the financial statements and financial statement schedules of ArvinMeritor, Inc., and management’s report on the effectiveness of internal control over financial reporting appearing in and incorporated by reference in the Annual Report on Form 10-K of ArvinMeritor, Inc. for the year ended September 30, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Deloitte & Touche LLP

Detroit, Michigan
December 19, 2005